EXHIBIT 99


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WSB Holding Company                         Contact: Robert Neudorfer, President
807 Middle Street                                    412-231-7297
Pittsburgh, Pennsylvania 15212
                                                     For Immediate Release
                                                     June 19, 1998

                               WSB HOLDING COMPANY
                     Authorization of Stock Purchase Program

         Pittsburgh, Pennsylvania - June 19, 1998 -- WSB Holding Company (OTC Bulletin Board:WSBH), the holding company of Workingmen's Bank, has announced that it has received regulatory approval to purchase up to 29,754 shares of the Company's common stock.

         The stock purchases shall be utilized to fund the restricted stock plan previously approved by stockholders and for general corporate purposes. Such stock purchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. The Company anticipates purchasing such shares during 1998.

         The Company completed its offering of common stock in connection with the conversion of Workingmen's Bank from a federally chartered mutual savings association to a federally chartered stock savings bank on August 27, 1997.

         At March 31, 1998, the Company reported total consolidated assets and consolidated stockholders' equity of $37.0 million and $4.8 million, respectively. Workingmen's Bank operates through its office located in Pittsburgh, Pennsylvania. The Savings Bank's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation.